UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 26, 2021

(Date of Report (date of earliest event reported)

AMBARELLA, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	001-35667	98-0459628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

3101 Jay Street

Santa Clara, CA 95054

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 734-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.00045 par value	AMBA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 26, 2021, Ambarella, Inc. (“Ambarella”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ohio Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Oculii Corp., a Delaware corporation ( “Oculii”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the indemnifying parties thereunder.

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Oculii (the “Merger”), and upon consummation of the Merger, Merger Sub will cease to exist and Oculii will be the surviving corporation in the Merger and become a wholly owned subsidiary of Ambarella. Upon the closing of the Merger (the “Closing”), all outstanding shares of Oculii capital stock (other than certain cancelled shares and dissenting shares) and vested options to purchase Oculii capital stock will be cancelled in exchange for the right to receive aggregate consideration of approximately $307.5 million in cash, subject to customary adjustments for cash, indebtedness, transaction expenses and working capital. In addition, upon the Closing, Ambarella will assume all unvested options to purchase Oculii capital stock that are held by continuing service providers, subject to customary adjustments with respect to the exercise price and number of shares underlying such options. Ambarella has agreed to file a Registration Statement on Form S-8 covering the registration of such Oculii options to be assumed by Ambarella.

The Merger Agreement contains customary representations, warranties and covenants by Ambarella and Oculii. A portion of the aggregate consideration will be held in escrow to partially secure the indemnification and purchase price adjustment obligations of the Oculii securityholders. Both Ambarella and Oculii have filed Notification and Report Forms with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the waiting period under the HSR Act has expired. However, the Closing remains subject to other customary closing conditions. The Merger is anticipated to close during Ambarella’s fourth fiscal quarter ending January 31, 2022.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the expected completion of the transactions contemplated by the Merger Agreement and the time frame in which they will occur. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, regulatory approval of the acquisition of Oculii or that other conditions to the Closing may not be satisfied, the potential impact on the business of Oculii due to the announcement of the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, and general economic conditions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Ambarella’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2021. The forward-looking statements included herein are made only as of the date hereof, and Ambarella undertakes no obligation to revise or update any forward-looking statements for any reason.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1	Agreement and Plan of Merger, dated October 26, 2021, by and among Ambarella, Inc., Ohio Merger Sub, Inc., Oculii Corp. and Shareholder Representative Services LLC

99.1	Press Release dated October 26, 2021

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 2021	Ambarella, Inc.

/s/ Feng-Ming Wang
Feng-Ming Wang Chief Executive Officer